Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259826

PROSPECTUS SUPPLEMENT NO. 2
(to prospectus dated April 5, 2022)

CELLEBRITE DI LTD.

171,729,210 Ordinary Shares
9,666,667 Warrants to Purchase Ordinary Shares
29,666,667 Ordinary Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated April 5, 2022 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1, as amended and supplemented, including by Post-Effective Amendment No. 1 thereto (Registration Statement No. 333-259826). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the GAAP financial statements tables contained in our report of foreign private issuer on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on May 12, 2022 (the “Form 6-K”). Such tables from the Form 6-K are attached to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares, with par value of NIS 0.00001 per share (“Ordinary Shares”), and warrants to purchase Ordinary Shares (“Warrants”) are traded on The Nasdaq Global Market (“Nasdaq”) under the symbol “CLBT” and “CLBTW,” respectively. The last reported sale price of the Ordinary Shares on May 11, 2022 was $4.73 per share, and the last reported sale price of the Warrants on May 11, 2022 was $0.70 per warrant, as reported on Nasdaq.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2022.

Cellebrite DI Ltd.

First Quarter 2022 Results Summary

(U.S. Dollars in thousands)

	For the three months ended
	March 31,
	2022	2021

Revenue	62,385	53,283
Gross profit	51,402	45,084
Gross margin	82.4%	84.6%
Operating (loss) income	(1,946)	4,387
Operating margin	-3.1%	8.2%
Cash flow from operations	(10,537)	(124)

Cellebrite DI Ltd.

Condensed Consolidated Balance Sheets

(U.S. Dollars in thousands)

	March 31,	December 31,
	2022	2021
	Unaudited	Audited
Assets

Current assets
Cash and cash equivalents	$125,719	$145,973
Marketable securities	22,735	-
Short-term deposits	17,473	35,592
Trade receivables (net of allowance for doubtful accounts of $1,280 and $1,040 as of March 31, 2022 and December 31, 2021, respectively)	60,297	67,505
Prepaid expenses and other current assets	11,596	12,818
Contract acquisition costs	4,456	4,813
Inventories	7,858	6,511
Total current assets	250,134	273,212

Non-current assets
Other non-current assets	1,990	1,958
Marketable securities	6,475	-
Deferred tax assets, net	10,881	9,800
Property and equipment, net	17,752	16,756
Intangible assets, net	10,564	11,228
Goodwill	26,829	26,829
Total non-current assets	74,491	66,571

Total assets	$324,625	$339,783

Liabilities and shareholders’ deficiency

Current Liabilities
Trade payables	$9,288	$9,546
Other accounts payable and accrued expenses	43,483	54,044
Deferred revenues	117,785	122,983
Total current liabilities	170,556	186,573

Long-term liabilities
Liability for employees' severance benefits	369	375
Other long term liabilities	6,508	9,162
Deferred revenues	35,167	36,426
Restricted Sponsor Shares liability	31,206	44,712
Price Adjustment Shares liability	53,645	79,404
Derivative warrant liabilities	39,395	56,478
Total long-term liabilities	166,290	226,557

Total liabilities	$336,846	$413,130

Shareholders' deficiency
Share capital	- *	- *
Additional paid-in capital	(146,587)	(153,072)
Treasury stock, NIS 0.00001 par value; 41,776 ordinary shares	(85)	(85)
Accumulated other comprehensive income	575	1,372
Retained earnings	133,876	78,438
Total shareholders' deficiency	(12,221)	(73,347)

Total liabilities and shareholders’ deficiency	$324,625	$339,783

*	Less than US$ 1.

Cellebrite DI Ltd.

Condensed Consolidated Statements of Income

(U.S. Dollars in thousands, except share and per share data)

	For the three months ended
	March 31,
	2022	2021
	Unaudited	Unaudited

Revenue:
Subscription services	$36,361	$28,974
Term-license	11,824	11,547
Total subscription	48,185	40,521
Perpetual license and other	5,972	7,743
Professional services	8,228	5,019
Total revenue	62,385	53,283

Cost of revenue:
Subscription services	3,768	2,482
Term-license	250	357
Total subscription	4,018	2,839
Perpetual license and other	2,207	1,060
Professional services	4,758	4,300
Total cost of revenue	10,983	8,199

Gross profit	51,402	45,084

Operating expenses:
Research and development	19,576	14,893
Sales and marketing	23,259	16,518
General and administrative	10,513	9,286
Total operating expenses	53,348	40,697

Operating (loss) income	(1,946)	4,387
Financial income, net	56,400	366
Income before tax (income) expense	54,454	4,753
Tax (income) expense	(984)	1,163
Net income	$55,438	$3,590

Earnings per share:
Basic	$0.29	$(0.001)
Diluted	$0.27	$(0.001)

Weighted average shares outstanding:
Basic	180,545,126	130,077,090
Diluted	196,142,739	130,077,090

Other comprehensive income:
Unrealized loss on hedging transactions	(1,150)	(1,386)
Unrealized loss on Marketable securities	(49)	-
Currency translation adjustments	402	462
Total other comprehensive loss, net of tax	(797)	(924)
Total other comprehensive income	$54,641	$2,666

Cellebrite DI Ltd.

Condensed Consolidated Statements of Cash Flow

(U.S. Dollars in thousands)

	For the three months ended
	March 31,
	2022	2021
	Unaudited	Unaudited
Cash flow from operating activities:

Net income	$55,438	$3,590
Adjustments to reconcile net income to net cash provided by operating activities:
Employees’ stock option compensation and RSU's	2,858	1,699
Amortization of premium and discount and accrued interest on marketable securities	17	-
Depreciation and amortization	2,112	1,482
Interest income from short term deposits	(62)	(342)*)
Deferred income taxes	(924)	(703)
Remeasurement of derivative warrants	(17,083)	-
Remeasurement of Restricted Sponsor Shares and Price Adjustment Shares liabilities	(39,265)	-
Decrease in liability for severance benefits, net	(6)	(10)
Decrease in trade receivables	7,015	6,237
(Decrease) increase in deferred revenue	(5,916)	1,248
Increase in other non-current assets	(33)	(1,749)
Decrease (Increase) in prepaid expenses and other current assets	750	(2,009)
Increase in inventories	(1,347)	(138)
Decrease in trade payables	(352)	(59)
Decrease in other accounts payable and accrued expenses	(11,085)	(9,523)
(Decrease) increase in other long-term liabilities	(2,654)	153
Net cash used in operating activities	(10,537)	(124)

Cash flows from investing activities:

Purchases of property and equipment	(2,305)	(1,308)
Investment in marketable securities	(29,276)	-
Short term deposits, net	18,181	7,849 *)
Net cash (used in) provided by investing activities	(13,400)	6,541

Cash flows from financing activities:

Exercise of options to shares	3,627	-
Net cash provided by financing activities	3,627	-

Net (decrease) increase in cash and cash equivalents	(20,310)	6,417
Net effect of Currency Translation on cash and cash equivalents	56	(298)
Cash and cash equivalents at beginning of period	145,973	133,846
Cash and cash equivalents at end of period	$125,719	$139,965

Supplemental cash flow information:
Income taxes paid	1,287	3,407
Non-cash activities
Purchase of property and equipment	133	165

*)	Reclassification

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